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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (AMENDMENT NO.2)

                    Under the Securities Exchange Act of 1934

                               EDGAR Online, Inc.
                                (Name of issuer)

                          Common Stock, $.001 par value
                         (Title of class of securities)

                                     0-26071
                                 (CUSIP number)

                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [ ] Rule 13d-1(b) [ ] Rule 13d-1(c) [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Susan Strausberg
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2.       Check the Appropriate Box if a Member of a Group

                                   (a)
                                      ----------
                                   (b)
                                      ----------
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3.       SEC Use Only
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4.       Citizenship or Place of Organization

         United States
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Number of         5     Sole Voting Power
Shares                  51,200
Beneficially      --------------------------------------------------------------
Owned by          6     Shared Voting Power
Each                    2,630,426
Reporting         --------------------------------------------------------------
Person            7     Sole Dispositive Power
With                    51,200
                  --------------------------------------------------------------
                  8     Shared Dispositive Power
                        2,630,426
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9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         2,681,626
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10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares   -

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11.      Percent of Class Represented by Amount in Row (9)

         17.4%
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12.      Type of Reporting Person

         IN


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Item 1(a).     NAME OF ISSUER:

         EDGAR Online, Inc.

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         50 Washington Street, Norwalk, CT 06854

Item 2(a).     NAME OF PERSON FILING:

         Susan Strausberg

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

         50 Washington Street, Norwalk, CT 06854

Item 2(c).     CITIZENSHIP:

         United States

Item 2(d).     TITLE OF CLASS OF SECURITIES:

         Common Stock

Item 2(e):     CUSIP NUMBER:

         0-26071

Item 3:  REPORTING PERSON:

         IN

Item 4.  OWNERSHIP:

         See responses to Items 5-11 on page 2 above.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:


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         Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable

Item 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

Item 10. CERTIFICATION:

         Not Applicable


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2002




                                        /s/ Susan Strausberg
                                        -----------------------
                                        Susan Strausberg


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